Exhibit 99.1

OncoMed Announces Third Quarter 2018 Financial Results and Operational Highlights

-Company continues enrollment in Phase 1b navicixizumab trial following encouraging single agent and interim combination results in ovarian cancer;

-Prepares for presentation of etigilimab data at Society for Immunotherapy of Cancer (SITC) Annual Meeting

REDWOOD CITY, Calif., November 1, 2018 (GLOBE NEWSWIRE) -- OncoMed Pharmaceuticals, Inc. (NASDAQ:OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics, today announced third quarter 2018 financial results and provided a corporate update. As of September 30, 2018, cash, cash equivalents, and short-term investments totaled $70.9 million.

"As anticipated, our development efforts have culminated in a stream of data this year and set the stage for additional data flow in 2019,” said John Lewicki, Ph.D., President and Chief Executive Officer of OncoMed. “The efficacy of navicixizumab, both as a single agent and in combination with chemotherapy, has been impressive in patients with heavily pretreated, late stage recurrent ovarian cancer. We continue to enroll additional patients in our ongoing Phase 1b clinical trial as we consider the possible next steps for this program. Concurrently, clinical investigation and proof of concept continues for our other clinical candidates: etigilimab (anti-TIGIT) and GITRL-Fc in metastatic solid tumor settings.”

Pipeline Highlights

Navicixizumab (anti-DLL4/VEGF bispecific; OMP-305B83)

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In the third quarter, OncoMed reported publication of results from its Phase 1a study of single-agent navicixizumab in patients with refractory solid tumors in Investigational New Drugs. The results showed that 19 of the 66 patients with various types of refractory solid tumors had tumor shrinkage following treatment with navicixizumab. Notably, 3 of the 12 (25%) heavily pretreated ovarian cancer patients treated in the trial achieved a partial response with single-agent navicixizumab therapy.

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In addition, the company announced interim results from its Phase 1b clinical trial of navicixizumab in combination with weekly paclitaxel in ovarian cancer patients who had received a median of four prior therapies. In addition, all patients had previously received paclitaxel and 69% had received bevacizumab. The results, which were presented at the European Society of Medical Oncology meeting, showed that 22 of the 26 patients (85%) treated with the novel regimen experienced clinical benefit. Notably 11 of the 26 patients (42%) achieved a partial response, the GCIG CA-125 response rate was 61% and the median progression-free survival was 5.4 months (95% CI: 3.5-8.0 months). Historical response rates for patients with heavily pretreated platinum-resistant ovarian cancer treated with chemotherapy are typically 15% or less.

Etigilimab (Anti-TIGIT monoclonal antibody; OMP-313M32)

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Enrollment continues in the company’s Phase 1a/1b clinical trial of etigilimab. Specifically, the company is continuing to enroll patients with select tumor types in the single-agent expansion phase of the study and is also enrolling patients who have progressed on prior immunotherapy in the Phase 1b portion of the trial with these patients being treated with etigilimab plus anti-PD1 (nivolumab). Phase 1a data from the dose-escalation portion of the trial, designed to assess safety and tolerability of escalating doses of etigilimab monotherapy, will be reported at the Society for Immunotherapy of Cancer meeting in a poster presentation on Friday and Saturday, November 9 and 10, 2018 and in a rapid oral presentation on Saturday, November 10, 2018 from 12:35-1:35 pm Eastern Time.

GITRL-Fc (OMP-336B11)

•	Enrollment continues in the Phase 1a single-agent study of its wholly-owned GITRL-Fc in patients with advanced or metastatic solid tumors. The company is pleased that enrollment in this trial has been robust to date. GITRL-Fc is a fusion protein with an Fc-linked fully human trimer ligand and is designed to activate the co-stimulatory receptor GITR (glucocorticoid-induced tumor necrosis factor receptor-related protein) to enhance T-cell modulated immune responses. Data from the Phase 1a trial are expected to be presented in 2019.

Third Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $70.9 million as of September 30, 2018, compared to $103.1 million as of December 31, 2017.

Revenues were $19.5 million for the third quarter of 2018, an increase of $14.4 million, compared to $5.1 million for the same period in 2017. The increase in revenue was due to the Company’s adoption of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers effective January 1, 2018.

Research and development (R&D) expenses were $10.0 million for the third quarter of 2018, a decrease of $2.2 million, compared to $12.2 million for the same period in 2017. The decrease in R&D expenses was due to decreases in clinical development costs and a decrease in personnel cost, including stock-based compensation.

General and administrative (G&A) expenses were $3.7 million for the third quarter of 2018, a decrease of $0.2 million, compared to $3.9 million for the same period in 2017. The decrease in G&A expenses was primarily due to a decrease in personnel cost, including stock-based compensation.

Net income was $6.1 million ($0.16 net income per share, basic and diluted) for the third quarter of 2018, compared to a net loss of $10.7 million ($0.28 net loss per share, basic and diluted) for the same period of 2017. The net income in the third quarter of 2018 was primarily due to higher collaboration revenue as a result of the new revenue recognition accounting standard adopted on January 1, 2018 and lower operating expenses.

2018 Financial Guidance

With resource reprioritization and additional cash management measures, OncoMed's current cash runway has been extended by one quarter and is now estimated to fund operations through at least the fourth quarter of 2019, without taking into account future potential milestone or opt-in payments from its partners. OncoMed estimates 2018 operating cash burn to be less than $55 million, before considering potential milestone or opt-in payments.

About OncoMed Pharmaceuticals
OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer therapeutics. OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer's growth, resistance, recurrence and metastasis. Product candidates in OncoMed’s portfolio include navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), etigilimab (anti-TIGIT, OMP-313M32), and GITRL-Fc (OMP-336B11). OncoMed also continues to pursue new drug discovery research. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward Looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed’s intentions and expectations regarding the period of time during which cash will be available to fund OncoMed's operations; OncoMed's cash burn for 2018; the enrollment of additional patients in OncoMed’s clinical trials, including its navicixizumab clinical trial; the possible next steps for the navicixizumab program; the efficacy of navicixizumab in patients with ovarian cancer and, in particular, heavily pre-treated, late-stage recurrent ovarian cancer; and the timing of the reporting of data from OncoMed's clinical programs. Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2018, OncoMed’s Quarterly Report on Form 10-Q filed with the SEC on November 1, 2018, and OncoMed's other current and periodic reports filed with the SEC.

Contacts:

Sylvia Wheeler
Sylvia.wheeler@oncomed.com

Alex Santos
asantos@wheelhouselsa.com

ONCOMED PHARMACEUTICALS, INC.
Condensed Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2018	2017	2018	2017

Total revenue	$19,518	$5,106	$34,237	$17,515

Operating expenses:
Research and development	10,025	12,191	26,466	51,268
General and administrative	3,702	3,871	12,800	12,952
Restructuring charges	—	69	—	2,513
Total operating expenses	13,727	16,131	39,266	66,733
Income (loss) from operations	5,791	(11,025)	(5,029)	(49,218)
Interest and other income, net	324	337	1,211	705
Income (loss) before income taxes	6,115	(10,688)	(3,818)	(48,513)
Income tax provision (benefit)	—	4	(383)	12
Net income (loss)	$6,115	$(10,692)	$(3,435)	$(48,525)
Net income (loss) per common share, basic and diluted	$0.16	$(0.28)	$(0.09)	$(1.29)
Shares used to compute for net income (loss) per common share, basic	38,508,204	37,662,868	38,381,374	37,520,608
Shares used to compute for net income (loss) per common share, diluted	38,512,526	37,662,868	38,381,374	37,520,608

ONCOMED PHARMACEUTICALS, INC.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2018	December 31, 2017

Cash, cash equivalents and short-term investments	$70,856	$103,091
Prepaid and other assets	6,297	7,231
Total assets	$77,153	$110,322

Deferred revenue	$11,278	$143,838
Other liabilities	14,151	15,087
Stockholders' equity (deficit)	51,724	(48,603)
Total liabilities and stockholders' equity (deficit)	$77,153	$110,322